Exhibit 10.26.5

NATIONAL CINEMEDIA, INC.
2020 OMNIBUS INCENTIVE PLAN

TIME-BASED RESTRICTED STOCK UNIT AGREEMENT

The Compensation Committee of the Board of Directors of National CineMedia, Inc., a Delaware corporation (the “Company”), granted an award of Time-Based Restricted Stock Units under the National CineMedia, Inc. 2020 Omnibus Incentive Plan (the “Plan”), to the Grantee named below. This Time-Based Restricted Stock Unit Agreement (the “Agreement”) evidences the terms of the Company’s grant of Restricted Stock Units, each representing the right to receive one share of the Company’s Common Stock, on the terms and subject to the conditions set forth herein and in the Plan. Any capitalized term in this Agreement shall have the meaning assigned to it in this Agreement or in the Plan, as applicable.

A. NOTICE OF GRANT

Name of Grantee:

Number of Restricted Stock Units:

Grant Date:

Vesting Schedule: Except as provided otherwise in this Agreement or the Plan (including but not limited to Section 10(c) of the Plan which provides for accelerated vesting upon certain terminations in connection with a Change of Control), and subject to Grantee’s continuous Service (as defined below), the Restricted Stock Units shall vest, and the forfeiture provisions set forth in this Agreement shall lapse as follows:

Service Vesting Date	Percentage of Restricted Stock Units that Vest	Number of Restricted Stock Units that Vest
%
%
%

B. RESTRICTED STOCK UNIT AGREEMENT

1. Grant of Restricted Stock Units. Subject to the terms and conditions of this Agreement and the Plan, the Company granted to Grantee the number of Restricted Stock Units set forth in the Notice of Grant, effective on the Grant Date set forth in the Notice of Grant, and subject to the terms and conditions of the Plan, which is incorporated herein by reference. Each Restricted Stock Unit represents the right to receive one share of Common Stock, on the terms and subject to the conditions set forth in this Agreement and the Plan. In the event of a conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall govern.

2. Transfer Restrictions. Grantee shall not sell, transfer, assign, pledge or otherwise encumber or dispose of, by operation of law or otherwise, the Restricted Stock Units.

3. Vesting; Lapse of Restrictions. The period between the Grant Date and the final Service Vesting Date is referred to as the “Vesting Period.” Except as provided otherwise in this Agreement and the Plan (including but not limited to Section 10(c) of the Plan which provides for accelerated vesting upon certain terminations in connection with a Change of Control), if Grantee has been in continuous service to the Company or another entity the service providers of which are eligible to receive Awards under the Plan from the Grant Date through the applicable Service Vesting Date as an employee, director, consultant or advisor (herein referred to as “Service”), the Restricted Stock Units shall vest as set forth on the Vesting Schedule in the Notice of Grant. As soon as practicable after the Service Vesting Date and in all events no later than March 15 of the calendar year following the calendar year in which the Service Vesting Date occurs, the Company will issue to the Grantee the shares of Common Stock subject to the Restricted Stock Units that vested on such Service Vesting Date. Only following the issuance of the shares of Common Stock to the Grantee may the Grantee transfer the shares of Common Stock (subject to applicable securities law requirements and the Company’s policies and procedures).

4. Termination of Service. If Grantee terminates Service prior to the Service Vesting Date on account of death, becoming disabled (as defined in Section 409A of the Internal Revenue Code), or termination by the Company other than for Cause, Grantee shall be entitled to earn a percentage of the Restricted Stock Units (the “Retained Units”) equal to the ratio that the number of days of Service of Grantee during the Vesting Period bears to the total number of days in the Vesting Period. The Retained Units shall immediately vest on the date Grantee terminates Service and the remaining Restricted Stock Units shall be forfeited upon Grantee’s termination of Service. If Grantee terminates Service prior to the Service Vesting Date as a result of termination by the Company for Cause or voluntary termination by Grantee, all unvested Restricted Stock Units shall be forfeited upon Grantee’s termination of Service. Upon forfeiture of the Restricted Stock Units, Grantee shall have no further rights with respect thereto. Section 10(c) of the Plan provides for accelerated vesting with respect to certain terminations in connection with a Change of Control.

5. Leave of Absence. For purposes of the Restricted Stock Units, Service does not terminate when Grantee goes on a bona fide employee leave of absence that was approved by the Company or an affiliate in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, Service will be treated as terminating 90 days after Grantee went on the approved leave, unless Grantee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends unless Grantee immediately returns to active Service. The Compensation Committee determines, in its sole discretion, which leaves of absence count for this purpose, and when Service terminates for all purposes under the Plan.

6. Dividends. During the period between the Grant Date and the Service Vesting Date, the Company shall accrue an amount equal to the regular, special and extraordinary cash dividends declared and paid with respect to each share of Common Stock underlying the Restricted Stock Units which amount shall be retained by the Company and shall be subject to the same vesting requirements as specified in the Notice of Grant above. Any accrued dividend equivalents to which Grantee becomes entitled upon vesting on the Service Vesting Date shall be paid to Grantee as soon as practicable following the Service Vesting Date, but in no event later than March 15 of the calendar year following the calendar year when the Restricted Stock Units vest.

7. Tax Withholding. The Company or any affiliate shall have the right to deduct from payments of any kind otherwise due to Grantee, any federal, state, local or foreign taxes of any kind required by law to be withheld upon the issuance, vesting or payment of any shares of Common Stock upon the vesting of the Restricted Stock Units or the payment of dividend equivalents. The Company shall not deliver any shares of Common Stock to the Grantee until it is satisfied that all required withholdings have been made. The Company may, at its discretion and to the extent permitted by applicable law, satisfy such withholding obligations in one or more of the following ways:

(a)
Sell-to-Cover. At such time as the Grantee is not aware of any material nonpublic information about the Company or the Common Stock and when the Grantee is permitted to do so under the Company’s insider trading policy, the Grantee shall execute the instructions set forth in Schedule A attached hereto (the “Automatic Sale Instructions”) as the means of satisfying such withholding tax obligation if elected by the Company under this Section 7. If the Grantee does not execute the Automatic Sale Instructions prior to an applicable vesting date and the Company elects to satisfy tax withholding under this clause (a), then the Grantee agrees that if under applicable law the Grantee will owe taxes at such vesting date on the portion of the award then vested, then the Company shall be entitled to immediate payment from the Grantee of the amount of any tax required to be withheld by the Company.

(b)
Share Withholding. Grantee hereby authorizes the Company to withhold from the number of shares of Common Stock that would otherwise be issued to Grantee upon vesting of the Restricted Stock Units a number of whole shares of Common Stock having a fair market value equal to the Company’s required tax withholding with respect to the Award and to deduct any remaining amount due from any payments due to Grantee. Any shares of Common Stock issued or withheld shall have an aggregate fair market value not in excess of the minimum statutory total tax withholding obligation. The fair market value of the shares of Common Stock used to satisfy the withholding obligation shall be determined by the Company as of the date that the amount of tax to be withheld is to be determined. Shares of Common Stock used to satisfy any tax withholding obligation must be vested and cannot be subject to any repurchase, forfeiture, or other similar requirements.

The Participant acknowledges and agrees that the Company has the authority to determine the method by which such tax withholding obligations will be satisfied, including requiring an automatic sale of shares under this Section or an alternative arrangement that does have a negative impact on the Grantee. The Company may take such actions without further consent or instruction from the Grantee, to the extent permitted by applicable law.

8. Effect of Prohibited Transfer. If any transfer of Restricted Stock Units is made or attempted to be made contrary to the terms of this Agreement, the Company shall have the right to disregard such transfer and to terminate this award of Restricted Stock Units as a result of such prohibited transfer. In addition to any other legal or equitable remedies it may have, the Company may enforce its rights to specific performance to the extent permitted by law and may exercise such other equitable remedies then available. The Company may refuse for any purpose to recognize any transferee who receives Restricted Stock Units contrary to the provisions of this Agreement as a holder of the Restricted Stock Units and shall not be obligated, and will not, issue any shares of Common Stock upon the vesting of such Restricted Stock Units to such prohibited transferee.

9. Investment Representations. The Compensation Committee may require Grantee (or Grantee’s estate or heirs) to represent and warrant in writing that the individual is acquiring the shares of Common Stock upon vesting of the Restricted Stock Units for investment and without any present intention to sell or distribute such shares and to make such other representations as are deemed necessary or appropriate by the Company and its counsel.

10. Continued Service. Neither the grant of the Restricted Stock Units nor this Agreement gives Grantee the right to continue Service with the Company or its affiliates in any capacity. The Company and its affiliates reserve the right to terminate Grantee’s Service at any time and for any reason not prohibited by law.

11. Governing Law. The validity and construction of this Agreement and the Plan shall be construed in accordance with and governed by the laws of the State of Delaware other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan and this Agreement to the substantive laws of any other jurisdiction.

12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and Grantee and their respective heirs, executors, administrators, legal representatives, successors and assigns.

13. Tax Treatment; Section 83(b). Grantee may incur tax liability as a result of the vesting of the Restricted Stock Units, the payment of dividend equivalents or the disposition of shares of Common Stock issued upon the vesting of the Restricted Stock Units. Grantee should consult his or her own tax adviser for tax advice.

Grantee hereby acknowledges that Grantee has been informed that no election under Section 83(b) of the Internal Revenue Code is permitted with respect to the Restricted Stock Units.

14. Amendment. The terms and conditions set forth in this Agreement may only be amended by the written consent of the Company and Grantee, except to the extent set forth in the Plan.

15. 2020 Omnibus Incentive Plan. The Restricted Stock Units and payment of dividend equivalents granted hereunder shall be subject to such additional terms and conditions as may be imposed under the terms of the Plan, a copy of which has been provided to Grantee. A copy of the Prospectus for the 2020 Omnibus Incentive Plan shall also be provided to Grantee.

16. [Executive Restrictive Covenants. The issuances under this Agreement are contingent upon and in consideration for the Grantee having executed and delivered to the Company’s designated contact no later than _________ a signature page to the Restrictive Covenant

Agreement between the Grantee and the Company attached as Schedule B attached hereto (the “Restrictive Covenant Agreement”). For the avoidance of doubt, if the Participant has not executed and delivered to the Company’s designated contact the Restrictive Covenant Agreement, the grant of the Restricted Stock Units represented by this Agreement will never take effect and will be null and void.]

NATIONAL CINEMEDIA, INC.

By: _________________________________
Ronnie Ng
Chief Financial Officer

Schedule A

Automatic Sale Instructions

The undersigned hereby consents and agrees that any taxes due on a vesting date as a result of the vesting of RSUs on such date shall be paid through an automatic sale of shares as follows:

(a) Upon any vesting of RSUs pursuant to Section 3 hereof, the Company shall arrange for the sale of such number of shares of Common Stock issuable with respect to the RSUs that vest pursuant to Section 3 as is sufficient to generate net proceeds sufficient to satisfy the Company’s minimum statutory withholding obligations with respect to the income recognized by the Grantee upon the vesting of the RSUs (based on minimum statutory withholding rates for all tax purposes, including payroll and social security taxes, that are applicable to such income), and the net proceeds of such sale shall be delivered to the Company in satisfaction of such tax withholding obligations.

(b) The Grantee hereby appoints the Chief Executive Officer, Chief Financial Officer, and the Executive Vice President, General Counsel and Secretary and any of them acting alone and with full power of substitution, to serve as his or her attorneys in fact to arrange for the sale of the Grantee’s Common Stock in accordance with this Schedule A. The Grantee agrees to execute and deliver such documents, instruments and certificates as may reasonably be required in connection with the sale of the shares pursuant to this Schedule A.

(c) The Grantee represents to the Company that, as of the date hereof, (i) he or she is not aware of any material nonpublic information about the Company or the Common Stock and (ii) he or she is not prohibited from entering into these Automatic Sale Instructions under the Company’s insider trading policy. The Grantee and the Company have structured this Agreement, including this Schedule A, to constitute a “binding contract” relating to the sale of Common Stock, consistent with the affirmative defense to liability under Section 10(b) of the Securities Exchange Act of 1934 under Rule 10b5-1(c) promulgated under such Act.

The Company shall not deliver any shares of Common Stock to the Grantee until it is satisfied that all required withholdings have been made.

_______________________________

Grantee Name: ________________

Date: __________________________

Schedule B

Restrictive Covenant Agreement

(Long-Term Inventive Program)

The Grantee hereby consents and agrees in consideration of the Grantee’s grant of Restricted Stock Units under the Time-Based Restricted Stock Unit Agreement, dated ___________, Grantee has read and accepted the terms and conditions of this Restrictive Covenant Agreement. Grantee understands and agrees that if Grantee does not accept and refuses to agree to this Restrictive Covenant Agreement on or prior to _____________, the Compensation and Leadership Committee shall, in its sole discretion, cancel the grant.

Grantee agrees that Grantee has had at least 14 days to consider this Restrictive Covenant Agreement. This Restrictive Covenant Agreement will be effective as of the date following the Grantee’s signature below, which will be no earlier than 14 days following Grantee’s receipt.

The provisions of this Restrictive Covenant Agreement will survive the termination of the Grantee’s employment for any reason.

1.
Restrictive Covenants. Grantee acknowledges that the Company is engaged in a highly competitive business and that the preservation of its Proprietary or Confidential Information (as defined in Section 1(a) below) to which Grantee has been exposed or acquired, and will continue to be exposed to and acquire, is critical to the Company’s continued business success. Grantee also acknowledges that the Company’s relationships with its business partners hereinafter “Business Partners” which means NCM LLC, AMC, Cinemark and Regal and all their respective Affiliates together with any chain, circuit or group (of any nature of description) of movie theaters or like venues which now or hereafter enter into business relations with the Company), are extremely valuable and that, by virtue of Grantee’s employment with the Company, Grantee may have contact with such Business Partners on behalf of and for the benefit of the Company. As a result, Grantee’s engaging in or working for or with any business which is directly or indirectly competitive with the Company’s business, given Grantee’s knowledge of the Company’s Proprietary or Confidential Information, would cause the Company great and irreparable harm if not done in strict compliance with the provisions of this Section 1. Therefore, Grantee acknowledges and agrees that in consideration of all of the above and in exchange for access to the Company’s Proprietary or Confidential Information, Grantee will be bound by, and comply in all respects with, the provisions of this Section 1. For purposes of this Section 1, any references to the time period of Grantee’s employment with the Company shall date back to Grantee’s original hire date with the Company.
(a)
Confidentiality. Grantee shall at all times hold in strict confidence any Proprietary or Confidential Information related to the Company or any of its affiliates (which shall mean any entity that, directly or indirectly, is controlled by, controls or is under common control with the Company and/or any entity in which the Company has a significant equity interest, in either case as determined by the Board, hereinafter “Affiliates”) (including without limitation AMC, Cinemark, Regal and NCM, LLC), except that Grantee may disclose such information as required by law, court order, regulation, or similar order provided Grantee shall first have notified the Company of the pendency of such proceeding and afforded the Company an opportunity to intervene and defend against disclosure. For purposes of this Agreement, the term “Proprietary or Confidential Information” shall mean all non-public information relating to the Company or any of its Affiliates (including but not limited to all marketing, alliance, social media, advertising, and sales plans and strategies; pricing information; financial, advertising, and product development plans and strategies; compensation and incentive programs for employees; alliance agreements, plans, and processes; plans, strategies, and agreements related to the sale of assets; third party provider agreements, relationships, and strategies; business methods and processes used by the Company and its employees; all personally identifiable information regarding Company employees, contractors, and applicants; lists of actual or potential Business Partners; and all other business plans, trade secrets, or financial information of strategic importance to the Company or its Affiliates) that is not generally known in the Company’s industry, that was learned, discovered, developed, conceived, originated, or prepared during Grantee’s employment with the Company, and the competitive use or disclosure of which would be harmful to the business prospects, financial status, or reputation of the Company or its Affiliates at the time of any disclosure by Grantee.

The relationship between Grantee and the Company and its Affiliates is and shall continue to be one in which the Company and its Affiliates repose special trust and confidence in Grantee, and one in which Grantee has and shall have a fiduciary relationship to the Company and its Affiliates. As a result, the Company and its Affiliates shall, in the course of Grantee’s duties to the Company, entrust Grantee with, and disclose to Grantee, Proprietary or Confidential Information. Grantee recognizes that Proprietary or Confidential Information has been developed or acquired, or will be developed or acquired, by the Company and its Affiliates at great expense, is proprietary to the Company and its Affiliates, and is and shall remain the property of the Company and its Affiliates. Grantee acknowledges the confidentiality of Proprietary or Confidential Information and further acknowledges that Grantee could not competently perform Grantee’s duties and responsibilities in Grantee’s position with the Company and/or its Affiliates without access to such information. Grantee acknowledges that any use of Proprietary or Confidential Information by persons not in the employ of the Company and its Affiliates would provide such persons with an unfair competitive advantage which they would not have without the knowledge and/or use of the Proprietary or Confidential Information and that this would cause the Company and its Affiliates irreparable harm. Grantee further acknowledges that because of this unfair competitive advantage, and the Company’s and its Affiliates’ legitimate business interests, which include their need to protect their goodwill and the Proprietary or Confidential Information, Grantee has agreed to the post-employment restrictions set forth in this Section 1. Nothing in this Section 1(a) is intended, or shall be construed, (i) to limit the protection of any applicable law or policy of the Company or its Affiliates that relates to the protection of trade secrets or confidential or proprietary information or (ii) to limit Grantee’s ability to initiate communications directly with, or to respond to any inquiry from, or provide testimony before, the SEC, FINRA, any other self-regulatory organization or any other state or federal regulatory authority.

(b)
Non-Solicitation of Employees. During Grantee’s employment and for the one-year period following termination of Grantee’s employment for any reason (the “Coverage Period”), Grantee hereby agrees not to, directly or indirectly, solicit, hire, seek to hire, engage or assist any other person or entity (on Grantee’s own behalf or on behalf of such other person or entity) in soliciting, hiring or engaging any person who is at that time an employee, consultant, independent contractor, representative, or other agent of the Company or any of its Affiliates to perform services for any entity (other than the Company or its Affiliates), or attempt to induce or encourage any such employee to leave the employ of the Company or its Affiliates.
(c)
Non-Competition.
i.
In return for, among other things, all of the above and the Company’s promise to provide the Proprietary or Confidential Information described herein, Grantee agrees that during Grantee’s employment and the Coverage Period, Grantee shall not compete with the Company by providing work, services or any other form of assistance (whether or not for compensation) in any capacity, whether as an employee, consultant, partner, or otherwise, to any Competitor that (1) is the same or similar to the services Grantee provided to the Company or (2) creates the reasonable risk that Grantee will (willfully, inadvertently or inevitably) use or disclose the Company’s Proprietary or Confidential Information. “Competitor” includes any business that operates or does business similar in nature to that of the Company during the term of Grantee’s employment in any State, territory, or protectorate of the United States in which the Company or an Affiliate does business and/or in any foreign country in which the Company or an Affiliate has or maintains any place of business, venue, facility, or otherwise conducts business, as of the date of Grantee’s termination of employment with the Company. Grantee further acknowledges and agrees that the restrictions imposed in this subparagraph (i) will not prevent Grantee from earning a livelihood and that they are reasonable.
ii.
Notwithstanding the foregoing, should Grantee consider working for or with any actually, arguably, or potentially competing business following the termination of Grantee’s employment with the Company or any of its Affiliates and during the Coverage Period, then Grantee agrees to provide the Company with two (2) weeks advance written notice of Grantee’s intent to do so, and also to provide the Company with accurate information concerning the nature of Grantee’s anticipated job responsibilities in sufficient detail to allow the Company to meaningfully exercise its rights under this Section 1. After receipt of such notice, the Company may then agree, in its sole, absolute, and unreviewable discretion, to waive, modify, or condition its rights under this Section 1. In particular, the Company may agree to modify Section 1(c) if the Company concludes that the work Grantee will be performing for a Competitor is different from the work Grantee was performing during Grantee’s employment with the Company or any of its Affiliates and/or (2) there is no reasonable risk that Grantee will (willfully, inadvertently or inevitably) use or disclose the Company’s Proprietary or Confidential Information.
(d)
Non-Solicitation of Business Partners. Grantee acknowledges that, by virtue of Grantee’s employment by the Company or its Affiliates, Grantee has gained or will gain knowledge of the identity, characteristics, and preferences of the Company’s Business Partners, among other Proprietary or Confidential Information, and that Grantee would inevitably have to draw on such information if Grantee were to solicit or service the Company’s Business Partners on behalf of a Competitor. Accordingly, during the term of Grantee’s employment and the Coverage Period, Grantee agrees not to, directly or indirectly, solicit the business of or perform any services of the type Grantee performed or sell any products of the type Grantee sold during Grantee’s employment with the Company for or to actual or prospective Business Partners of the Company (i) as to which Grantee performed services, sold products or as to which employees or persons under Grantee’s supervision or authority performed such services, or had direct contact, or (ii) as to which Grantee had accessed Proprietary or Confidential Information during the course of Grantee’s employment by the Company, or in any manner encourage or induce any such actual or prospective Business Partner to cease doing business with or in any way interfere with the relationship between the Company and its Affiliates and such actual or prospective Business Partner. Grantee further agrees that during the term of Grantee’s employment and the Coverage Period, Grantee will not encourage or assist any Competitor to solicit or service any actual or prospective Business Partners or otherwise seek to encourage or induce any Business Partners to cease doing business with, or reduce the extent of its business dealings with the Company.
(e)
Non-Interference. During the term of Grantee’s employment and the Coverage Period, Grantee agrees that Grantee shall not, directly or indirectly, induce or encourage any Business Partner or other third party, including any provider of goods or services to the Company, to terminate or diminish its business relationship with the Company; nor will Grantee take any other action that could, directly or indirectly, be detrimental to the Company’s relationships with its Business Partners and providers of goods or services or other business affiliates or that could otherwise interfere with the Company’s business.
(f)
Non-Disparagement. Grantee agrees during and following the term of Grantee’s employment, not to make, or cause to be made, any statement, observation, or opinion, or communicate any information (whether oral or written, directly or indirectly) that (i) accuses or implies that the other party or its Affiliates, as may be applicable, engaged in any wrongful, unlawful or improper conduct, whether relating to Grantee’s employment (or the termination thereof), the business, management, or operations of the Company or its Affiliates, as may be applicable, or otherwise, or (ii) disparages, impugns, or in any way reflects adversely upon the business or reputation of the other party or its subsidiaries or affiliates, as may be applicable. Nothing herein, however, will be deemed to preclude either party from providing truthful testimony or information pursuant to subpoena, court order, or similar legal process, instituting and pursuing legal action, or engaging in other legally protected speech or activities or to prevent either party from making any disclosure required by the Securities Exchange Act of 1934 or other applicable law (including without limitation Company disclosure deemed advisable under the federal securities laws or the rules of any stock exchange).
(g)
Breach. Grantee acknowledges that the restrictions contained in this Section 1 are fair, reasonable, and necessary for the protection of the legitimate business interests of the Company, that the Company will suffer irreparable harm in the event of any actual or threatened breach by Grantee, and that it is difficult to measure in money the damages which will accrue to the Company by reason of a failure by Grantee to perform any of Grantee’s obligations under this Section 1. Accordingly, if the Company or any of its subsidiaries or Affiliates institutes any action or proceeding to enforce their rights under this Section 1, to the extent permitted by applicable law, Grantee hereby waives the claim or defense that the Company or its Affiliates has an adequate remedy at law, Grantee shall not claim that any such remedy at law exists, and Grantee consents to the entry of a restraining order, preliminary injunction, or other preliminary, provisional, or permanent court order to enforce this Agreement, and expressly waives any security that might otherwise be required in connection with such relief. Grantee also agrees that any request for such relief by the Company shall be in addition and without prejudice to any claim for monetary damages and/or other relief which the Company might elect to assert. The Parties further agree that, in the event that any provision of Section 1 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. The length of time for which the covenants in Section 1 shall be in force shall be extended by an amount of time equal to the period of time during which a violation of such covenant is deemed by a court of competent jurisdiction to have occurred (including any period required for litigation during which the Company seeks to enforce such covenant). If, notwithstanding such provision, a court in any judicial proceeding refuses to enforce any of the separate covenants included herein, the unenforceable covenant will be considered eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.
(h)
Notice. Notwithstanding Grantee’s confidentiality and nondisclosure obligations, Grantee is hereby advised as follows pursuant to the Defend Trade Secrets Act: ”An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.” For the avoidance of doubt, nothing in this Agreement is intended to, nor shall be construed to, conflict with the Defend Trade Secrets Act 18 U.S.C. § 1833(b). Further, Grantee understands that nothing in this Agreement or any other agreement that Grantee may have with the Company or any of its Subsidiaries restricts or prohibits Grantee from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies filing a complaint with government agencies, or participating in government agency investigations or proceedings, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, and Grantee does not need the Company’s prior authorization to engage in such conduct.

_______________________________

Grantee Name: ________________

Date: __________________________